Exhibit 10.43

BLOOMIN’ BRANDS, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

1. Purpose. The purpose of the Bloomin’ Brands, Inc. Executive Severance and Change in Control Plan is to provide reasonable severance protection to certain executive officers and other key employees of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company and its Affiliates and thereby provide for stability and continuity of management.

2. Term. The Plan shall commence on the day that the Company’s shares are first listed for trading on NASDAQ (the “Effective Date”) and shall continue until terminated in accordance with Section 22.

3. Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Benefits” means (i) the portion of the Participant’s Base Salary earned through the date of the Qualifying Termination, to the extent not yet paid; (ii) the amount of any annual incentive compensation under the annual incentive plan applicable to the Participant that has been earned by or awarded to the Participant for a completed fiscal year preceding the date of the Qualifying Termination, but has not yet been paid to the Participant; and (iii) any paid time-off accrued during the year of termination through the date of the Qualifying Termination, to the extent not used or theretofore paid (and except as otherwise required by law).

“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Board or the Committee.

“Base Salary” means the Participant’s base salary as in effect immediately prior to the Participant’s termination, without regard to any reduction that would constitute Good Reason.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

“Board” means the board of directors of Bloomin’ Brands, Inc.

“Cause” means any one of the following:

(i) failure of the Participant to perform the duties required of the Participant pursuant to his or her employment agreement or otherwise applicable to the Participant in connection with his or her employment in a manner satisfactory to the Company, in its sole discretion; provided, however, for purposes of this subparagraph (i), Cause will not exist unless the Company first gives the Participant written notice (“Notice of Deficiency”). The Notice of Deficiency shall specify the deficiencies in the Participant’s performance of his or her duties. The Participant shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies contained in the Notice of Deficiency. In the event the Participant does not cure the deficiencies to the satisfaction of the Company, in its sole discretion, within such thirty (30) day period (or if during such thirty (30) day period the Company determines that the Participant is not making reasonable, good faith efforts to cure the deficiencies to the satisfaction of the Company), then a termination by the Company as a result of such deficiencies will be for Cause;

(ii) any dishonesty by the Participant in the Participant’s dealings with the Company, the commission of fraud by the Participant, negligence in the performance of the duties of the Participant, insubordination, willful misconduct, or the conviction (or plea of guilty or nolo contendere) of the Participant of, or indictment or charge with respect to, any felony, or any other crime involving dishonesty or moral turpitude;

(iii) any violation of any covenant or restriction contained in Section 9 hereof or any similar restriction applicable to the Participant; or

(iv) any violation of any current or future material published policy of the Company or its Affiliates (material published policies include, but are not limited to, the Company’s discrimination and harassment policy, management dating policy, responsible alcohol policy, insider trading policy and security policy).

“Change of Control” means a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company, consistent with and interpreted in accordance with Section 409A of the Code and applicable guidance and regulations issued thereunder, and specifically defined as follows:

(i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, investment funds affiliated with Bain Capital Partners, LLC and their respective successors and affiliates and investment funds affiliated with Catterton Management Company, LLC and their respective successors and affiliates or any company owned, directly or indirectly, by the shareholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the 60-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any twelve-month period, a majority of the members of the Board is replaced by individuals who were not members of the Board at the Effective Date and whose election by the Board or nomination for election by the Company’s shareholders was not approved by a vote of at least a majority of the directors then still in office who either were directors at the Effective Date or whose election or nomination for election was previously so approved;

(iii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) 50% or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a sale or disposition of all or substantially all of the assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

“Change of Control Protection Period” means the twenty-four (24) month period beginning on the date of the Change of Control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Bloomin’ Brands, Inc. and any successor to its business or assets, by operation of law or otherwise.

“Employee” means an employee of the Company or any of its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means any one or more of the following (i) a material diminution in the nature and scope of the Participant’s responsibilities, duties or authority (any diminution of the business of the Company shall not constitute Good Reason); (ii) a material diminution by the Company in the Participant’s current base salary and/or the Participant’s annual bonus potential other than as part of an across-the-board reduction that results in a proportional reduction to the Participant substantially equivalent to that of other Employees that are designated at the same level of participation as the Participant hereunder; (iii) a removal from, or failure to continue in, the Participant’s current position, unless the Participant is offered another position that is no less favorable than the Participant’s current position in terms of compensation (compensation for these purposes meaning base salary and participation in annual bonus and long-term incentive programs); or (iv) an actual relocation of the Participant’s principal office to another location more than fifty (50) miles from the Participant’s current office location and such office relocation results in a material increase in the Participant’s length of commute; provided that no finding of Good Reason shall be effective unless and until the Participant has provided the Company, within sixty (60) calendar days of the date when the Participant became aware, or should have become aware, of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity all of the facts and circumstances underlying the finding of Good Reason and that the Participant intends to terminate his or her employment for Good Reason no later than the sixtieth (60th) day following the delivery of such notice to the Company and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice. If the Company does not cure the same within such thirty (30) calendar day cure period, no finding of Good Reason shall be effective unless the Participant terminates employment within thirty (30) calendar days of the expiration of such cure period.

“Participant” means any Employee who is designated as a Participant hereof at one of the following levels and in accordance with Section 4:

“CEO Participant” means the Chief Executive Officer of Bloomin’ Brands, Inc.

“Section 16 Participant” means an officer of the Company, other than the Chief Executive Officer, who is subject to the requirements of Section 16 of the Exchange Act and the rules thereunder and has been designated by the Board or the Plan Administrator (defined below) to participate in the Plan as a Section 16 Participant.

“ELT Participant” means an Employee who has been designated by the Board or the Plan Administrator to participate in the Plan as an Executive Leadership Team Participant.

“GVP Participant” means an Employee who has been designated by the Board or the Plan Administrator to participate in the Plan as a Group Vice President Participant.

“VP Participant” means an Employee who has been designated by the Board or the Plan Administrator to participate in the Plan as a Vice President Participant.

“Director Participant” means an Employee who has been designated by the Board or the Plan Administrator to participate in the Plan as a Director Participant.

“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

“Plan” means the Bloomin’ Brands, Inc. Executive Severance and Change in Control Plan, as set forth in this document, and as hereafter amended from time to time.

“Plan Administrator” means the Board or any duly constituted committee of members of the Board, or any person to whom the Board or such duly constituted committee has delegated any authority or responsibility pursuant to Section 7, but only to the extent of such delegation. Until and unless the Board determines otherwise, the Committee shall be the Plan Administrator, and may further delegate any authority or responsibility pursuant to Section 7.

“Qualifying Termination” means the Participant’s termination of service by the Company, for no reason or any reason other than Cause, or by the Participant for Good Reason.

“Release” means the waiver and release of claims described in Section 8 and required of the Participant prior to receipt of certain payments under the Plan in Section 5 herein.

“Restricted Period” means the period of the Participant’s employment by the Company or its Affiliates and one (1) year following termination of such employment for any reason.

“Revocation Period” means the sixty (60) day period following the date of the Participant’s Qualifying Termination.

“Restrictive Covenants” means the obligations of the Participant set forth in Section 9 hereof.

“Total Target Cash” means the Participant’s annual Base Salary plus the amount of the Participant’s annual Base Salary equal to the annual performance-based cash incentive target applicable to the Participant for the year in which the Qualifying Termination occurs.

4. Eligibility. The Plan applies to any Employee who has been designated as a Participant by the Board or the Plan Administrator and who has received written notice from the Company of his or her status as a Participant, which status has not been revoked pursuant to Section 22.

5. Severance Pay and Benefits. Subject to the eligibility requirements of the Plan and compliance with all other applicable provisions of the Plan, including, without limitation, the Release and the Restrictive Covenants, in the event of a Qualifying Termination with respect to a Participant, such Participant will be entitled to receive severance benefits in accordance with the terms as set forth below. Any obligation of the Company to provide severance pay and/or other benefits pursuant to the Plan shall immediately terminate if it is determined by the Company that the Participant has breached any obligation under his or her Release, the Restrictive Covenants and/or any other obligation to the Company. The payments and benefits described below will be reduced by the amount of other severance or similar termination payments or benefits provided by the Company to the Participant under an employment agreement or other arrangement or any payments or benefits required to be provided by the Company to the Participant under any federal or state law.

a. Severance Benefits - Qualifying Termination: If Qualifying Termination occurs, the Participant shall receive severance benefits at such Participant’s designated level of participation, as follows (unless the Qualifying Termination occurs during a Change of Control Protection Period, in which case the benefits specified in Section 5(b) shall apply instead):

CEO Participant: The Participant will be entitled to the benefits set forth in the Participant’s employment agreement with the Company. The Participant will not be entitled to any benefits pursuant to the Plan.

Section 16 and ELT Participants: A Participant shall be entitled to the following benefits: (i) a severance payment, payable in a lump sum at the end of the Revocation Period, equal to twelve (12) months of Base Salary; and (ii) continued group coverage under COBRA in the Company’s group health plans in which the Participant participated prior to the termination; and (iii) Accrued Benefits.

GVP Participants: A Participant shall be entitled to the following benefits: (i) a severance payment, payable in a lump sum at the end of the Revocation Period, equal to nine (9) months of Base Salary plus two (2) additional weeks of Base Salary for each full year of completed service as an Employee, provided, however, that the maximum payment under this clause (i) will not exceed twelve (12) months of Base Salary; and (ii) continued group coverage under COBRA in the Company’s group health plans in which the Participant participated prior to the termination; and (iii) Accrued Benefits.

VP Participants: A Participant shall be entitled to the following benefits: (i) a severance payment, payable in a lump sum at the end of the Revocation Period, equal to six (6) months of Base Salary plus two (2) additional weeks of Base Salary for each full year of completed service as an Employee, provided, however, that the maximum payment under this clause (i) will not exceed nine (9) months of Base Salary; and (ii) continued group coverage under COBRA in the Company’s group health plans in which the Participant participated prior to the termination; and (iii) Accrued Benefits.

Director Participants: A Participant shall be entitled to the following benefits: (i) a severance payment, payable in a lump sum at the end of the Revocation Period, equal to eight (8) weeks of Base Salary plus two (2) additional weeks of the Base Salary for each full year of completed service as an Employee, provided, however, that the maximum payment under this clause (i) will not exceed six (6) months of Base Salary; and (ii) continued group coverage under COBRA in the Company’s group health plans in which the Participant participated prior to the termination; and (iii) Accrued Benefits.

b. Severance Benefits - Qualifying Termination during Change of Control Protection Period: If a Qualifying Termination occurs during a Change of Control Protection Period, the Participant shall receive severance benefits at such Participant’s designated level of participation, as follows:

CEO Participant: The Participant shall be entitled to the following benefits: (i) a severance payment, payable in a lump sum at the end of the Revocation Period, equal to two (2) times the Participant’s Total Target Cash; (ii) all unvested equity awards held by the Participant will vest as of the date of the Qualifying Termination; (iii) continued eligibility for participation in group health benefits on the Company’s standard terms and conditions, as are in effect at the time of the termination or may be in the future, for a period of eighteen (18) months following the date of the Qualifying Termination; (iv) outplacement services, provided by an outplacement service provider selected by the Company, for a period of six (6) months following the date of the Qualifying Termination; and (v) Accrued Benefits.

Section 16 Participant: A Participant shall be entitled to the following benefits: (i) a severance payment, payable in a lump sum at the end of the Revocation Period, equal to one and a half (1.5) times the Participant’s Total Target Cash; (ii) all unvested equity awards held by the Participant will vest as of the date of the Qualifying Termination; (iii) continued eligibility for participation in group health benefits pursuant the Company’s standard terms and conditions, as are in effect at the time of the termination or may be in the future, for a period of eighteen (18) months following the date of the Qualifying Termination; (iv) outplacement services, provided by an outplacement service provider selected by the Company, for a period of six (6) months following the date of the Qualifying Termination; and (v) Accrued Benefits.

ELT Participant: A Participant shall be entitled to the following benefits: (i) a severance payment, payable in a lump sum at the end of the Revocation Period, equal to one (1) times the Participant’s Total Target Cash; (ii) all unvested equity awards held by the Participant will vest as of the date of the Qualifying Termination; (iii) continued participation in group health benefits pursuant the Company’s standard terms and conditions, as are in effect at the time of the termination or may be in the future, for a period of twelve (12) months following the date of the Qualifying Termination; (iv) outplacement services, provided by an outplacement service provider selected by the Company, for a period of six (6) months following the date of the Qualifying Termination; and (v) Accrued Benefits.

GVP, VP and Director Participants: A Participant shall be entitled to the benefits specified in paragraph Section 5(a) applicable to such a Participant. In addition, if the Qualifying Termination is not a termination by the Participant for Good Reason, all unvested equity awards held by the Participant will vest as of the date of the Qualifying Termination.

6. Impact of Section 4999 Excise Tax.

(a) Notwithstanding any other contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under this Plan, either alone or together with other payments and benefits that the Participant receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce the Participant’s payments and benefits payable under this Plan to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Participant under the Plan, plus (ii) all other payments and benefits which Participant receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Plan, would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Plan), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The parachute payments reduced shall be those that provide Participant the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata; provided, however, that the Participant may elect to have the noncash payments and benefits due the Participant reduced (or eliminated) prior to any reduction of the cash payments due under this Plan.

(b) All determinations required to be made under this Section 6 shall be made by the tax counsel reasonably acceptable to the Participant and the Company or any other third party acceptable to the Participant and the Company (the “Tax Counsel”). The Tax Counsel shall provide detailed supporting calculations both to the Company and the Participant. All fees and expenses of the Tax Counsel shall be borne solely by the Company. Absent manifest error, any determination by the Tax Counsel shall be binding upon the Company and the Participant.

(c) For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of Tax Counsel, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the payments shall be determined by the Tax Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

7. Plan Administration and Interpretation. The Plan Administrator shall have the sole authority in the exercise of its discretion to interpret, apply, and administer the terms of the Plan and to determine eligibility for benefits of the Plan and the amount of any benefits under the Plan, and its determination of any such matters shall be final and binding and be given the maximum deference allowed by law. Benefits under the Plan will be paid only if the Plan Administrator determines in its discretion that a Participant or beneficiary is entitled to them. The Plan Administrator may delegate in writing to any other person all or any portion of its authority or responsibility with respect to the Plan.

8. Release. The severance compensation and benefits to be provided under Section 5 shall be provided only if the Participant timely executes and does not timely revoke a waiver and release of all claims, whether actual or potential, arising out of the Participant’s employment with the Company or any of its Affiliates, in a form that is reasonably acceptable to the Chief Legal Officer, which becomes effective and irrevocable no later than sixty (60) days following the date of the Participant’s Qualifying Termination. By entering into such Release, the Company will not be deemed to admit any liability to the Participant, and neither party will be deemed to have committed any wrongful acts. If the Release does not become effective and irrevocable by sixty (60) days following the date of the Participant’s Qualifying Termination, the Participant will not be entitled to any payment or benefit under the Plan.

9. Restrictive Covenants. The severance compensation and benefits to be provided under Section 5 are subject to the Participant’s compliance with the covenants as set forth below in subsections (a) through (e). For the avoidance of doubt, compliance with the restrictive covenants herein shall not relieve the Participant of any obligation to comply with any different or more restrictive covenants pursuant to any employment or other agreement with the Company.

a. Non-Competition: During the Restricted Period, the Participant shall not, individually or jointly with others, directly or indirectly, whether for the Participant’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full table service restaurant business and that is located or intended to be located anywhere within a radius of thirty (30) miles of any full table service restaurant owned or operated by the Company, its subsidiaries or Affiliates, or any of the affiliates any of the foregoing, or any proposed full table service restaurant to be owned or operated by any of the foregoing, and the Participant shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity. For purposes of this Section 9(a), restaurants owned or operated by the Company shall include restaurants operated or owned by the Company, its subsidiaries or Affiliates, any successor entity to the Company, its subsidiaries or Affiliates, and any entity in which the Company, its subsidiaries or any of their affiliates has an interest, including but not limited to, an interest as a franchisor. The term “proposed restaurant” shall include all locations for which the Company, or its franchisees or affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a restaurant thereon. Notwithstanding the foregoing, it shall not be a violation of this Section 9(a) for the Participant to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Exchange Act.

b. Non-Disclosure: At no time during the period of employment or at any time thereafter shall the Participant, individually or jointly with others, for the benefit of the Participant or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any secret or confidential material or information relating to any aspect of the business or operations of the Company, or its Affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes or know-how of any of the Company, or its Affiliates.

c. Non-Solicitation: During the Restricted Period and for one (1) year thereafter, the Participant shall not offer employment to, or hire, any employee of the Company, its franchisees or affiliates, or otherwise solicit or induce any employee of the Company, its franchisees or Affiliates to terminate their employment, nor shall the Participant act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, for any person or entity that solicits or otherwise induces any employee of the Company, its franchisees or Affiliates to terminate their employment.

d. Company Property: All property and information of the Company, its franchisees or Affiliates, including but not limited to products, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks, and all other like information or products, including but not limited to all copies, duplications, replications, and derivatives of such information or products, in the possession of the Participant prior to the time of termination or acquired by the Participant while in the employ of the Company, shall be the exclusive property of the Company and shall be returned to the Company no later than the date of the Participant’s termination.

e. Inventions, Ideas, Processes, and Designs: All inventions, recipes, processes, discoveries, developments, designs, innovations or improvements, including but not limited to recipes, programs, software, and designs (including but not limited to all improvements on any of the foregoing) (i) conceived or made by the Participant during the course of the Participant’s employment with the Company (whether or not conceived during regular business hours) and for a period of six (6) months subsequent to the termination of such employment and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, recipe, process, program, software or design (including but not limited to an improvement) shall be deemed “related to the business of the Company” if (a) it was made with equipment, supplies, facilities, or confidential information of the Company or its Affiliate (whether or not actually made or occurring on the Company’s premises), (b) results from work performed by the Participant for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Participant shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly confirm the assignment of all such inventions, formulae, processes, discoveries, developments, designs, innovations or improvements to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Participant shall be bound by such decision.

10. No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

11. Plan Effect. Nothing in this Plan shall be construed as giving the Participant the right to remain in the employ of, or continue to provide services to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant, free from any liability or any claim under the Plan, unless otherwise expressly provided herein or in any other agreement binding on the parties. Designation of an Employee as a Participant in the Plan is not intended to confer any rights on the Participant except as set forth herein. The Plan shall constitute an “employee welfare benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

12. Claims Procedure. Severance benefits will be provided to each Participant as provided in the Plan. If a Participant believes that he or she has not been provided with the severance benefits to which he or she is entitled under the Plan, then the Participant must file a request for review within ninety (90) days after the date he or she should have received such benefits under the Plan. The request for review must be made in writing and submitted to the Plan Administrator. The Plan Administrator will respond to the request for review within ninety (90) days after it is received setting forth, in writing, the reasons for the determination. If the Participant’s request for review is denied, the Participant may, within sixty (60) days after receiving written notice of such denial, file an appeal to the Chief Legal Officer of the Company, setting forth the reason why the Participant disagrees with the initial determination. The Chief Legal Officer shall respond to this request for reconsideration within sixty (60) days after it is received setting forth, in writing, the reasons for the determination. A Participant who fails to file an appeal within the sixty (60) day period set forth in this Section 12 shall be prohibited from doing so at a later date or from bringing an action under ERISA.

In no event shall the Participant be entitled to challenge the decision of the Plan Administrator or Chief Legal Officer in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted.

13. Acceptance Deemed. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Plan Administrator or the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

14. Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of a Change of Control or any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and/or legatees. The rights under the Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Participant’s right to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15. Withholding. The Company shall have the right to deduct and withhold from any amounts payable under the Plan such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.

16. Notice. For the purpose of the Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chief Legal Officer (or, in the case of an initial request for review pursuant to Section 12 hereof, to the Plan Administrator) at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records).

17. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Florida without regard to the conflict of law provisions thereof.

18. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. Headings; Interpretation. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

20. Section 409A. It is intended that the payments and benefits provided under the Plan shall be exempt from the application of the requirements of Section 409A of the Code. The Plan shall be construed, administered and governed in a manner that effects such intent, and the Plan Administrator shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the date of his or her Qualifying Termination, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service within the meaning of Section 409A of the Code, and that would otherwise be paid or provided during the first six months following the date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the date of termination (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death).

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Participant’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Participants. The tax treatment of the benefits provided under this Plan is not warranted or guaranteed to the Participants. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.

21. Unfunded Plan Status. The Plan shall be unfunded and is intended to provide benefits to a select group of management and highly compensated employees. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

22. Plan Termination and Amendment. The Board reserves the right to amend or terminate the Plan at any time, in its sole discretion, without prior notice to Participants. Any such amendment or termination shall be made by the Board or by action of a person or persons duly authorized by the Board. All Participants shall receive any benefits to which they have become entitled under the Plan on or before the date the Plan terminates.

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